EXHIBIT 99.3

August 3, 2007

Dear Coast Bank Customer:

On Friday, August 3rd, Coast Financial Holdings, Inc., (“Coast”) the parent company of Coast Bank of Florida (“Coast Bank”), entered into a definitive agreement to be acquired by First Banks, Inc. of St. Louis, Missouri. I want to address any questions you may have as a Coast Bank customer.

As of this date, nothing has changed. We have jointly announced our intention for First Banks, Inc. to acquire both Coast and Coast Bank. An acquisition will take several months as we make our way through many key events towards completion.

First Banks, Inc., operating through its wholly owned banking subsidiary, First Bank, is an extraordinary organization. Founded in 1906, First Banks, Inc. is one of the largest family-owned bank holding companies in the nation. First Bank operates 197 offices throughout California, Illinois, Missouri and Texas. First Bank has assets exceeding $10.4 billion and approximately 3,000 employees.

We had a number of issues to take into consideration in reaching the decision to be acquired by First Bank. These included the impact on our valued customers, our loyal employees, our shareholders and the communities we serve. After spending months in discussions with First Bank, we are confident we have made the right choice.

We foresee no significant changes in our operations in the near term. Loan customers will have full access to their lines of credit and we will carry on business as usual in processing your banking transactions, making loans and accepting FDIC insured deposits at our everyday competitive rates.

Once the transaction is complete, our customers will receive information on the transition from Coast Bank to First Bank. Further, you can look forward to the introduction of new products and services, including brokerage services, wealth and investment management products and enhanced cash management services for businesses.

First Bank is a solid institution with an honorable reputation built on a strong financial structure and being a part of the First Bank organization is the right move for our employees, customers and community. I invite you to learn more about First Bank by visiting their internet site at www.firstbanks.com. I think you will agree that Coast Bank is partnering with an organization of high integrity and tradition.

If you have questions or concerns, please contact me, Deborah Rowe, or Susan Kruse at 941/752-5900. On behalf of the entire Coast Bank family, I thank you for being a Coast Bank customer. We look forward to serving your financial needs and continuing to be actively involved in this community for years to come as First Bank.

Sincerely,

Anne V. Lee Acting President & CEO

1301 Sixth Avenue, West, Bradenton, Florida 34205 • 941/752-5900 • www.coastfl.com